Exhibit 10.7

PARAMOUNT GOLD AND SILVER CORP.
SUITE 110 – 346 WAVERLY STREET
OTTAWA, ONTARIO  K2P 0W5

February 2, 2009

Garibaldi Resources Corp.

301-788 Beatty Street

Vancouver, British Columbia

V6B 2M1

Attention:  Steve Regoci, President and CEO

Dear Sirs:

Re:	Assignment of Option on the Temoris Concessions to Paramount Gold and Silver Corp.

This letter agreement (“Letter Agreement”) confirms and documents the terms on which Paramount Gold and Silver Corp. (“PGS”) will acquire, through its Mexican subsidiary, Paramount Gold de Mexico S.A. de C.V. (“PGS Mexico”, and collectively with PGS are referred to herein as “Paramount”) and Garibaldi Resources Corp. (“GRC”) and its Mexican subsidiary, Minera Pender, S.A. de C.V. (“Minera Pender”, and collectively with GRC are referred to herein as “Garibaldi”), will transfer and assign to Paramount, the option (the “Option”) granted by Minera Gama S.A. de C.V. (“Minera Gama”) to Garibaldi, pursuant to a mineral property option agreement dated April 18, 2006 between Minera Gama and Garibaldi Granite Corp. (now known as Garibaldi Resources Corp.) as amended by a mineral property amending agreement dated January 22, 2007 (together the “Option Agreement”), to earn up to a 100% interest, subject to a 2% net smelter return royalty payable to Minera Gama, in the concessions for mineral exploration located near the Municipalities of Chinipas and Guazapares, in the State of Chihuahua, Mexico as more particularly described on Schedule “A” and Schedule “B” attached hereto (the “Temoris Concessions”).

The parties hereto (the “Parties”) previously entered into a letter of intent dated October 6, 2006 (the “First Letter of Intent”) and a second letter of intent dated June 19, 2008 (the “Second Letter of Intent”) pursuant to which Garibaldi has granted Paramount options to earn interests in portions of the Temoris Concessions.  Paramount has paid a total of US$200,000 to Garibaldi pursuant to the Second Letter of Intent (the “First Payment”).

On acceptance of this Letter Agreement by Garibaldi, this Letter Agreement will constitute a binding agreement as between Paramount and Garibaldi on the terms and conditions set forth below.

Assignment

1.

Garibaldi hereby assigns, transfers, grants and sets over absolutely to Paramount, and its successors and assigns all legal and beneficial right, title and interest in and to the Temoris Concessions and the Option Agreement (the “Assignment”) effective upon Closing (as defined below).

2.

Garibaldi hereby assigns all data, original assays certificates and reports, drill records and core, reports, hyperspectral survey data and analytical results and interpretations, documentation, maps, geologic interpretations, competitive intelligence, knowledge and the like in regards to the Temoris Concessions in Garialdi’s control and possession and in the control or possession of any of its contractors, employees, consultants or the like.

3.

Paramount hereby assumes all indebtedness, liabilities and obligations of Garibaldi under the Option Agreement and hereby agrees to perform, observe and be bound by all covenants, obligations, terms and conditions contained in the Option Agreement.  Paramount covenants and agrees that upon Closing Paramount will be bound by the terms of the Option Agreement in the same manner and to the same extent as if Paramount had duly executed the Option Agreement.  With respect to the application of the Option Agreement in respect of any period on or after the date of Closing, Paramount shall be deemed, as between Garibaldi and Paramount, to be the named party to the Option Agreement in the place and stead of Garibaldi.

Consideration

4.

As consideration for the Assignment, Paramount will:

(a)

pay to GRC $US100,000 cash (the “Second Payment”) within two business days of acceptance by GRC of this Letter Agreement, and

(b)

pay to GRC $US100,0000 cash (the “Closing Payment”) upon Closing.

(c)

issue to GRC 6,000,000 shares of common stock in the capital of PGS (the “Shares”)

GRC hereby acknowledges receipt of the Payment and acknowledges that the Payment shall be deemed as payment in full of the amount due to GRC under subsection 4(a).

For greater clarity, total cash consideration of $US400,000 includes the First Payment, the Second Payment and the Closing Payment.

Paramount shall prepare the purchase price allocation and deliver it to Garibaldi prior to Closing.

5.

Garibaldi agrees that in addition to any resale restrictions required by applicable securities laws or the policies of the Toronto Stock Exchange or the NYSE Alternext LLC, the Shares will be subject to the following resale restrictions (the “Resale Restrictions”):

(a)

upon Closing, all Shares will be initially subject to Resale Restrictions and may not be traded;

(b)

upon the date that is six months following the date of Closing, 500,000 Shares will be released from the Resale Restrictions; and

(c)

every three months thereafter an additional 500,000 Shares will be released from the Resale Restrictions until all Shares have been released from such Resale Restrictions.

Garibaldi acknowledges that any certificate representing any of the Shares will bear a legend setting out the applicable Resale Restrictions.

The Shares shall also be subject to escrow provisions as set out in an escrow agreement (the “Escrow Agreement”) substantially in the form as set out in Schedule “C” hereto.  The escrow agent shall be Jeffrey Klein, Esq. (“the Escrow Agent”) who shall hold the Shares until receipt of confirmation that the transfer of interest in the Temoris option from Minera Pender to PGS Mexico has been accepted and recorded in Mexico and that a satisfactory legal opinion from Mexican legal counsel has been given in this regard at which time the Escrow Agent shall deliver the shares to Garibaldi upon delivery of the Initial Direction in the form as asset out in the Escrow Agreement.

Representations and Warranties of Garibaldi

6.

GRC and Minera Pender hereby jointly and severally represents and warrants to Paramount that:

(a)

GRC is a corporation duly incorporated and organized and validly existing under the laws of the Province of Alberta;

(b)

Minera Pender is a corporation duly incorporated and organized and validly existing under the laws of Mexico, is a wholly owned subsidiary of GRC and is qualified to do business in Mexico;

(c)

each of GRC and Minera Pender has full corporate power, authority and capacity to enter into this Letter Agreement and to carry out their respective obligations under this Letter Agreement;

(d)

each of GRC and Minera Pender has been duly authorized to enter into, and to carry out their respective obligations under this Letter Agreement and no obligation of GRC or Minera Pender in this Agreement conflicts with or will result in any breach or violation of any term or requirement in:

(i)

their respective articles or by-laws;

(ii)

any other agreement to which either is a party; or

(iii)

the laws of Ontario or Mexico;

(e)

each of GRC and Minera Pender has duly executed and delivered this Letter Agreement, which binds each of them in accordance with its terms;

(f)

Minera Gama is the registered and beneficial owner of the Temoris Concessions, free and clear of all liens, charges and claims of others, subject to the rights of Garibaldi in the Temoris Concessions;

(g)

there are no outstanding agreements or options to acquire or purchase the Temoris Concessions or any interest in or any portion thereof and no person, firm or corporation has any proprietary or possessory or royalty interest in the Temoris Concessions other than Minera Gama.

(h)

the Temoris Concessions are properly and accurately described in Schedule “A” hereto and the concessions that comprise the Temoris Concessions have been duly and validly located and recorded in a good and miner-like manner pursuant to the laws of Mexico and are in good standing in Mexico as of the date of this Letter Agreement;

(i)

Garibaldi has an option to earn an interest in the Temoris Concessions pursuant to the Option Agreement and the Option remains in good standing;

(j)

Garibaldi is not in default under the terms of the Option Agreement and has fully complied with all of its obligations thereunder;

(k)

the Temoris Concessions are free and clear of all liens, defects in title and third party interests other than the interests of Minera Gama subject to the Option Agreement and all concession taxes have been paid in Mexico up to and including payments due by January 31, 2009 and all work reports have been prepared and filed in Mexico;

(l)

to the best of each of their knowledge and belief there has been no known spill, discharge, deposit, leak, emission or other release of any contaminant, pollutant, dangerous or toxic substance, hazardous waste or material substance on, into, under or affecting the Temoris Concessions and no such contaminant, pollutant, dangerous or toxic substance, hazardous waste or material substance is stored in any type of container on, in or under the Temoris Concessions;

(m)

to the best of each of their knowledge and belief there are no pending or threatened actions, suits, claims or proceedings regarding GRC, Minera Pender, Minera Gama or the Temoris Concessions and there are no outstanding notices, orders, assessments, directives, rulings or other documents issued in respect of the Temoris Concessions by any governmental authority;

(n)

no reclamation, rehabilitation, restoration or abandonment obligations exist with respect to the Temoris Concessions;

(o)

each of GRC and Minera Pender have delivered to Paramount all information concerning title to the Temoris Concessions in their possession or control; and

(p)

each of GRC and Minera Pender is not aware of any material fact or circumstance which has not been disclosed herein which should be disclosed in order to prevent the representations and warranties in this section from being misleading or which may be material in Paramount’s decision to enter into this Letter Agreement; and

(q)

each of GRC and Minera Pender have delivered to Paramount all work reports, data, reports, hyperspectral survey data and analytical results and interpretations, documentation, maps, geologic interpretations, competitive intelligence, knowledge, original copies of concession tax payment receipts and the like in regards to the Temoris Concessions in Garialdi’s control and possession and in the control or possession of any of its contractors, employees, consultants or the like.

7.

PGS and PGS Mexico hereby jointly and severally represents and warrants to Garibaldi that:

(a)

PGS is a corporation duly incorporated and organised and validly existing under the laws of Delaware;

(b)

PGS Mexico is a corporation duly incorporated and organised and validly existing under the laws of Mexico;

(c)

each of PGS and PGS Mexico has full corporate power, authority and capacity to enter into this Letter Agreement and to carry out their respective obligations under this Letter Agreement;

(d)

each of PGS and PGS Mexico has been duly authorized to enter into, and to carry out its obligations under, this Letter Agreement and no obligation of PGS or PGS Mexico in this Letter Agreement conflicts with or will result in the breach or violation of any term or requirement in:

(i)

their respective articles or by-laws; or

(ii)

any other agreement to which either of them is a party; and

(e)

each of PGS and PGS Mexico has duly executed and delivered this Letter Agreement, which binds each of them in accordance with its terms.

8.

The representations and warranties set out above, will be relied on by the other Parties in entering into the Agreement and shall survive the execution and delivery of the Letter Agreement.  Minera Pender and GRC shall jointly and severally indemnify and hold harmless Paramount for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by Paramount at any time as a result of any misrepresentation or breach of warranty or covenant arising under the Agreement.  Paramount shall indemnify and hold harmless Minera Pender and GRC for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by Minera Pender and/or Garibaldi at any time as a result of any misrepresentation or breach of warranty or covenant arising under the Letter Agreement.

Registration of Interest in Temoris Concessions

9.

Garibaldi will assist Paramount to record this Letter Agreement with the appropriate mining recorder in Mexico, and when required, shall provide Paramount with such recordable documents as Paramount and its counsel shall require to record its due interest in respect of the Temoris Concessions.  The Parties confirm that the foregoing may include executing a form of this Letter Agreement translated into Spanish and that such agreement, as between the Parties, will only be applicable for registration purposes.  Should there be any conflict between the terms of this Letter Agreement and the agreement prepared for registration purposes, this Letter Agreement shall govern.

Closing

10.

This Letter Agreement and the completion of the transactions contemplated will be subject to the receipt by the Parties of all requisite regulatory and third party approvals, including without limitation the acceptance of the TSX Venture Exchange, the Toronto Stock Exchange and the NYSE Alternext LLC, as applicable, to the Assignment and compliance with all applicable regulatory requirements and conditions.

11.

Closing of the Assignment (the “Closing”) shall take place on or before the date that is ten business days following receipt of the last of the requisite regulatory and third party approvals or such other date as the Parties may agree, in the city of Vancouver, British Columbia or at such other place as the Parties may agree.

12.

In the event that the Assignment does not close prior to December 31, 2009, than this Letter Agreement shall terminate.  In the event of the termination of this Letter Agreement, Garibaldi will repay all amounts paid to Garibaldi by Paramount or its affiliates pursuant to this Letter Agreement.  In this event, Paramount shall retain the right to continue with the existing First Letter of Intent and the Second Letter of Intent or terminate said agreements and request all amounts paid thereunder.

Confidentiality

13.

All matters concerning the execution and contents of this Letter Agreement shall be treated as and kept confidential by the Parties and there shall be no public release of any information concerning the Temoris Concessions without the prior written consent of the other Party, such consent not to be unreasonably withheld, except as required by applicable securities laws, the rules of any stock exchange on which a Party’s shares are listed or other applicable laws or regulations.  Notwithstanding the foregoing the Parties are entitled to disclose confidential information to prospective assignees, investors or lenders, who shall be required to keep all such confidential information confidential.

General

14.

Upon acceptance of the terms of this Letter Agreement by the Parties hereto, this Letter Agreement shall be deemed to constitute and shall be a legally valid and binding agreement subject to the terms and conditions hereof.

15.

Each Party agrees to participate fully and in good faith in the negotiation and finalization of all documentation required and to use reasonable best efforts to complete the transaction contemplated herein.

16.

The Parties hereto further agree to execute and deliver or cause to be executed and delivered all such further documents and instruments and to do all such further acts and things as either Party may reasonably request to give full effect to the terms and conditions, intent and meaning of this Letter Agreement.

17.

This Letter Agreement and the benefits and obligations contained herein shall not be assigned in whole or in part by either Party, without the consent of the other Party, except that Paramount may assign its benefits and obligation hereunder to an affiliate.

18.

Each Party’s legal costs in connection with the preparation of this Letter Agreement and the completion of the transactions contemplated herein shall be for their own account, whether or not the transactions contemplated hereby are completed.

19.

This Letter Agreement shall be governed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and each of the Parties irrevocable attorns to the jurisdiction of the Ontario Superior Court.

20.

Time shall be of the essence of this Letter Agreement.

21.

No amendment, supplement or restatement of any term of this Agreement is binding unless it is in writing and signed by each Party.

22.

This Letter Agreement may be executed by facsimile and in any number of counterparts with the same effect as if all of the Parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

23.

This Letter Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

24.

Any notice or other communication required or permitted to be given under this Letter Agreement must be in writing and shall be effectively given if delivered personally or by overnight courier or if sent by fax, addressed to such Party’s address set out on the first page of this Agreement.  Any notice or other communication so given is deemed conclusively to have been given and received on the day of delivery when so personally delivered, on the day following the sending thereof by overnight courier, and on the same date when faxed (unless the notice is sent after 4:00 p.m. (Ottawa time) or on a day which is not a business day, in which case the fax will be deemed to have been given and received on the next business day after transmission.  Any Party may change any particulars of its name, address, contact individual or fax number for notice by notice to the other Parties in the manner set out in this Section 24.  No Party shall prevent, hinder or delay or attempt to prevent, hinder or delay the service on that Party of a notice or other communication relating to this Agreement.

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If you agree to be bound by the foregoing terms and conditions please return a copy of this agreement, duly executed by you, to the undersigned prior to 5:00 p.m. (Ottawa time) on February 2, 2009, after which time this offer shall expire and be null and void.

PARAMOUNT GOLD AND SILVER CORP.		PARAMOUNT GOLD DE MEXICO S.A. DE C.V.

Per:	/s/Christopher Crupi	Per:	/s/Christopher Crupi
	Christopher Crupi, President and CEO		Christopher Crupi, President

ACCEPTED AND AGREED this ______ day of ___________________ , 2009.

GARIBALDI RESOURCES CORP.		MINERA PENDER, S.A. DE C.V.

Per:	/s/ Steve Regoci	Per:	/s/ Steve Regoci
	Steve Regoci President and CEO		Steve Regoci, president